N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:
Evergreen Intermediate Municipal Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	  $1,954,903	$2.04		   998,433	$60.79
Class B	     $280,138	$1.61		   159,609	$60.79
Class C	     $459,163	$1.61		   242,730	$60.79
Class I	$14,071,644	$2.20		6,287,500	$60.79
Class IS  $458,061	$2.05		   198,926	$60.79

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